Exhibit 4.29
Human Resource Service Contract
Ref no. 2007001
Party A: Xiamen Longtop System Co., Ltd.
Party B: Xiamen Longtop Human Resource Service Co., Ltd.
To serve the business development purpose, Party A has established a long term human resource service partnership with Party B. According to the Labor Law of the People’s Republic of China, and other relevant laws and regulations regarding human resource agent service, both Parties enter into this Contract through friendly consultation.
Article 1 Human resource service scale
1. Party B shall, pursuant to the laws and regulations, be responsible for the contracted employee’s personnel relations, labor relations, residential status, and social insurance procedure.
2. Party A shall provide the contracted employee with necessary working conditions, labor protection, occupational health and safety as stipulated in relevant regulations.
3. The contracted employees, their positions and job description, contracted term is stated at Appendix I (The contracted employees list) of this contract. In the case of Party A requires to adjust the number of the contracted employees or to change certain employees, Party A shall send written notice to Party B. Upon receiving the Party A’s notice, Party B shall provide Party A with the recommended personnel. The notice for personnel change should be an appendix of this Contract with equal legal effect.
Article 2 Contract term
1. This Contract is commencing on [                    , 200  _____  ] and expiring on [                    , 200  _____  ].
2. Party A shall decide whether to renew the contract according to its business needs and the situation of the contracted employee one month before the Contract expiration in the form of written notification sending to Party B.
Article 3 Option of the contracted employee.
1. Party B recommends personnel according to Party A’s requirement. After evaluation, the qualified personnel will work in Party A’s premises as contracted employee from Party B.
2. Two months probationary period will be adopted to evaluate the contracted employee’s work performance for Party A to decide whether he or she meets the position requirement. During the probation, if the Contracted employee can not meet the position requirement or breaches Party A’s work regulations, or has physical challenge to perform his or her duty, Party A shall present notice to Party B for returning of such personnel.

Article 4 The management of the Contracted employee
1. The labor contract, personnel relations of the Contracted employee shall be with Party B. Party B is responsible for the personnel’s labor relations, social security, personnel files management, residential status management, etc.
2. Party B shall provide Party B with accurate and complete information about the contracted employee’s basic information and resume.
3. Party A shall conduct routine management and assignment of the contracted employee in accordance with the relevant Laws and Party A’s policies. Party A is obliged to pay Party B the contract personnel management service fee on time and in full amount.
4. Party B may provide Party A with personnel (labor) policies consultation service. In the event of the contracted employee causes material losses to Party A on purpose or due to his or her fault, Party B shall assist Party A in investigating the liability.
5. Party B shall guarantee that the contracted employee to Party A will not be contracted to comparable competition enterprises of Party A after such personnel ceased working for Party A. A list of the competition enterprises of Party A will be provided and updated every year to Party B.
Article 5 Job description of the Contracted employee
1. The job description of the contracted employee is defined in this Contract.
2. If Party B ,evaluated and verified by Party A, fails to meet the requirements of his or her position , Party A may make an adjustment to his or her position. During the term of this Contract, if business circumstances of Party A have changed, Party A may change the position of the contracted employee after consultation.
Article 6 Working hours, holidays and leaves of the contracted employee
1. Depending on positions of the Contracted employee, Party A may adopt different working hour system.
(1) Fixed working hours: 8 hours each working day; not exceeding 40 hours a week.
(2) Complex working hours: average working days and working hours not exceeding standard working hour system stipulated by relevant regulations. In the case of working hour need to be extended, the exact working hour shall be decided through consultation by Party A and the contracted employee. The remuneration occurred to the overtime work shall be calculated between Party A and B, and will be paid to Party B by Party A.

(3) Non-fixed working hours can be determined through mutual consultation by Party A and the contracted employee.
The adoption of the (2) and (3) working hours system shall be approved by labor administration department above county level.
2. In the case of business needs, the contracted employee shall not decline work assignment due to the reason of taking annual leave.
3. The contracted employee is entitled to enjoy holidays and leaves such as public holidays, family leave, marriage leave, bereavement leave, maternity leave, female employee labor protection specified by Chinese Law. Party A shall guarantee the rest right of the contracted employees pursuant to relevant regulations.
Article 7 Working discipline
1. Party A shall formulate and improve company policies, working discipline according to relevant labor laws and regulations with basis on practical situation of its own company. Party B shall warrant the contracted employee’s abidance of such policies and disciplines.
2. Party B shall warrant the contracted employee will keep Party A’s Trade Secrets and will not disclose any of the materials, documents, and other information of Party A.
3. Party B shall assist Party A to supervise the contracted employee in executing Party A’s policies and regulation, following Party A’s arrangement, completing his or her work assignment and work tasks prescribed in the Contract.
4. Party B shall assist party A with the evaluation of the contracted employee. The evaluation report will be filed in his or her personnel package.
Article 8 Labor protection and other benefit
1. Party A shall provide the contracted employee with a safe and hygienic working environment that meets the relevant standards stipulated by the State, province or municipality;
2. Party A has the obligation to conduct work accidents and occupational disease report policy under relevant regulations. The result of the report shall be notified to Party B. The contracted employee is entitled to refuse to carry out any work assignments set by Party A that are endanger his or her health and safety;
Article 9 Remuneration of the contracted employee and payment method
1. The contracted employee’s salary will be determined through mutual consultation of Party B and the employee and will be informed to Party A in the form of written notice. Party B shall pay to the Contracted employee his or her monthly salary on time.

2. Party A shall inform Party B about the work performance and assessment result of the contracted employee. Party B shall consider reward or allowance to the contracted employee in accordance with his or her performance.
3. In the case of the contracted employee following Party A’s arrangement for business trip or meetings, the travel expenses, accommodation fees, or receiving fees shall be born by Party A.
4. The contracted employee’s social insurance, commercial insurance will be paid by Party B and the employee pursuant to relevant labor regulations.
5. In the event of sickness or work accident of the contracted employee during the contract term, his or her medical treatment and sick leave salary shall be implemented according to relevant regulations.
6. In the case of the contracted employee is pregnant, on maternity leave or undergoing a nursing period, her benefit shall be provided according to relevant regulations.
7. Any dispute or issue with regard to the salary, social insurance, and other benefits of the contracted employee has no concern with Party A and will be handled by Party B. If there is any loss caused due to the dispute or issue, Party B shall take the responsibility.
8. Training
The contracted employee may participate in some vocational training upon application to Party A. As agreed by Party A, all cost (including tuition fee, traveling fee and business trip allowance) shall be equally borne both by Party B and the employee, while Party A will pay the portion of amount Party B shall undertake in advance. If the contracted employee didn’t work for Party A for three years, Party B shall reimburse the training expenses paid by Party A proportionally on the basis of unfulfilled months, except those contracted employees whose contract will not be renewed. (Details are stated at the labor contract of the employee).
Article 10 The return of the contracted employee
1. Party A is entitled to return the contracted employee to Party B without sending a notice 30 days prior under any of the following circumstances, namely:
(1) where the employee is proven during the probationary period, not to meet the criteria of the recruitment;
(2) where the employee has committed a serious violation of Party A’s policies and rules or violated the policies and rules for many times without repentance
(3) where the contracted employee has committed a serious dereliction of duty or has engaged in embezzlement, causing severe losses to the Employers’ interests;
(4) where the contracted employee has disclosed trade secrets of Party A and causing losses to Party A;

(5) where the contracted employee is being pursued for criminal liabilities;
(6) Other condition under which the contracted employee can returned pursuant to the relevant law or regulations.
2. Party A may return the contracted employee by providing Party B with thirty (30) days’ prior written notice, and proper compensation in accordance with relevant regulations, under any of the following circumstances, namely:
(1) where, after taking a medical leave and recuperating from an illness or a non-work-related injury, the contracted employee remains unable to return to his/her original position, and is also unfit for reassignment to other duties;
(2) where, a material change has happened to the status of commercial operations of Party A and result in the termination of the contract;
(3) any other circumstances stipulated by laws and administrative regulations
3. Party A shall not return the contracted employee, under any of the following circumstances:
(1) where the contracted employee is suffering from an illness or injury within the stipulated medical leave;
(2) where the contracted employee is pregnant, on maternity leave or undergoing a nursing period;
(3) any other circumstances stipulated by laws and administrative regulations
4. Party B may call back the contracted employee under any of the following circumstances, namely:
(1) Party A uses violence, intimidation, or an unlawful restraint of individual freedom to compel the contracted employee;
(2) Party A fails to pay Party B the remuneration to the contracted employee and to provide the work condition agreed;
(3) Party A fails to pay the contracted employment management service fees.
Article 11 Article Service fee
1. The service fee shall include management fee (RMB  _____  per employee per month), wages, social insurance, commercial insurance; all the fees shall be calculated by both Parties on the basis of actual expenses and will be paid to Party B by Party A.
2. The contracted employee service fee shall be paid to Party B on 26 of every month. Party B shall provide Party A with receipt (tax purpose) upon the receipt of the fee.

Article 12 Contract renewal and termination
1. In the event of both parties didn’t pose any new suggestion upon the expiration of the contract, this contract shall be considered renewed. The renewal procedure should be followed in time.
2. In the event of Party A’s working procedure has material change, notification shall be sent to Party B 30 days in advance. Both parties will decide whether the contract will be terminated by consultation.
3. In the event of Party B ceased to provide human resource service business, written notification shall be sent to Party A at least 90 days in advance.
4. In the event of execution of the Contract was interrupted due to Force Majeure, the parties shall consult with each other about the situation.
Article 13 Liabilities for Breach of the obligations
1. In the event of Party A return the contracted employee without reasonable causes, Party A shall calculate and compensate the loss of Party B in line with the unfulfilled contract term based on the compensation Party B made to the contracted employee and the number of the returned employee. In the case of the contracted employee terminate the labor contract with Party B, Party B shall pay Party A the Where the contracted employee terminates his or her labor contract with Party B before the term expires, Party B shall, pay Party A compensation which is equal to the amount paid by the underlying contracted employee to Party B; where such early termination of labor contract causes loss to Party A, Party B shall assume relevant compensation liability (Party A shall provide appropriate documents).
In the event of Party B didn’t carry out its obligations of this contract, Party B shall refund the management fee of the contracted employee to all the management fee of the year.
Article 14 Dispute
In the event of a dispute arising during the performance of this Contract, the parties agree to resolve such dispute through friendly consultation; if consultation fails, either Party may submit to the labor dispute arbitration committee the dispute for arbitration.
Article 15 Others
1. Where Party B ceased to work for Party A or terminate the labor contract with Party B, Party B shall start to process the relevant procedure after receiving Party A’s written notice concerning the completion of the work handing over process.
2. Party B shall require the contracted employee keeping Party A’s trade secret within one year after termination of the Contract.
3. Where any matter is not addressed herein, such matter shall be stated in a supplemental agreement of this contract and with equal legal effect.
4. This contract is prepared in 4 (four) sets with two for each Party with effect on the signing date. The Appendices are part of this contract.

(Page for Signature )

Party A: Xiamen Longtop System Co., Ltd. (seal)
Signature of authorized representative or agent of Party A:

Party B: Xiamen Longtop Human Resource Service Co., Ltd. (seal)
Signature of authorized representative or agent of Party B

Party A’s contact Tel: 0592-2396888-1108 Contact person: Xiao Jianghua
Party B’s contact Tel: 0592-5989171 Contact person: Xi Wei

Date: 18 May, 2007